EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-153379, 333-78699, 333-81475, 333-75951, 333-140861 and 333-161347) and Form S-8 (No. 333-100214) of AMB Property, L.P. of our report dated February 18, 2011 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, our report dated February 12, 2009, except for the fourth paragraph of Note 1 as to which the date is January 25, 2010, the discontinued operations portion of Note 2 as to which the date is February 11, 2010 and Note 11 as to which the date is February 11, 2010 relating to the financial statements of AMB U.S. Logistics Fund, L.P. and our report dated February 11, 2010 relating to the financial statements of AMB Japan Fund I, L.P. which appear in this Form 10-K.
/s/PricewaterhouseCoopers LLP
San Francisco, California
February 18, 2011